NL Industries, Inc.                   Contact: Gregory M. Swalwell
Three Lincoln Centre                           Vice President, Finance and Chief
5430 LBJ Freeway, Suite 1700                   Financial Officer
Dallas, TX  75240-2697                         (972) 233-1700
-------------------------------       ------------------------------------------
News Release
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FOR IMMEDIATE RELEASE                                          [GRAPHIC OMITTED]

                        NL REPORTS FIRST QUARTER RESULTS

DALLAS, TEXAS...May 5, 2006...NL Industries, Inc. (NYSE:NL) today reported income from continuing operations of $6.5 million, or $.13 per diluted share, in the first quarter of 2006 compared to $14.8 million, or $.31 per diluted share, in the first quarter of 2005.

Component product sales increased slightly in the first quarter of 2006 as compared to the same quarter of 2005 as higher volumes of security product sales was offset by decreases in sales for certain other products resulting from increased competition. Component products segment profit increased due to the favorable impact of CompX's continued focus on reducing costs across all segments and a favorable change in product mix resulting from increases in sales of certain higher margin security products.

Kronos' net sales of $304.3 million in the first quarter of 2006 were $12.4 million, or 4%, higher than in the first quarter of 2005 due to the net effects of higher TiO2 selling prices, higher average TiO2 selling volumes, and the unfavorable effect of fluctuations in foreign currency exchange rates, which decreased sales by approximately $16 million.

Kronos' average TiO2 selling prices in billing currencies (which excludes the effects of fluctuations in the value of the U.S. dollar relative to other currencies) were 2% higher in the first quarter of 2006 as compared to the first quarter of 2005. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the respective periods, the Company's average TiO2 selling prices in the first quarter of 2006 were 3% lower than the first quarter of 2005.

Kronos' first quarter 2006 TiO2 sales volumes increased 9% from the first quarter of 2005, primarily due to significantly higher sales volumes in the US, and slightly higher sales volumes in Europe and in export markets offsetting the effects of lower sales volumes in Canada. Kronos' TiO2 production volumes were 4% higher in the first quarter of 2006 as compared to the first quarter of 2005, with operating rates at near full capacity in both periods. Both production volume and sales volume in the first quarter of 2006 set a new record for Kronos for a first quarter.

Kronos' TiO2 segment profit for the first quarter of 2006 was $36.2 million compared with $48.0 million in the first quarter of 2005. First quarter segment profit diminished due primarily to higher production costs, particularly raw material and energy costs, as well as to the negative effects of the fluctuation in foreign currency rates which resulted in a decrease in Kronos' segment profit of approximately $5 million.

Securities transactions gains in the first quarter of 2005 relate principally to a $14.6 million gain ($7.9 million, or $.16 per diluted share, net of income taxes) related to the Company's sale of shares of Kronos common stock in market transactions. Insurance recoveries in the first quarter of 2006 of $2.2 million ($1.5 million, or $.03 per diluted share, net of income taxes) relate to amounts received by NL from certain of its former insurance carriers. Corporate expenses were lower in the first quarter of 2006 as compared to the first quarter of 2005 due to lower environmental and legal expenses.

Discontinued   operations  in  2005  relate  to  CompX's  former  Thomas  Regout operations in the Netherlands.

The statements in this release relating to matters that are not historical facts
are  forward-looking   statements  that  represent   management's   beliefs  and
assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual
future   results  could  differ   materially   from  those   described  in  such
forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:
o    Future supply and demand for the Company's products,
o The extent of the dependence of certain of the Company's businesses on certain market sectors,
o    The cyclicality of certain of the Company's businesses,
o    Customer inventory levels,
o    Changes in raw material and other operating costs,
o    The possibility of labor disruptions,
o    General global economic and political conditions,
o    Demand for office furniture,
o    Competitive   products  and  substitute   products,   including   increased
     competition from low-cost manufacturing sources,
o    Customer and competitor strategies,
o    The impact of pricing and production decisions,
o    Competitive technology positions,
o    The introduction of trade barriers,
o    Service industry employment levels,
o    Fluctuations in currency exchange rates,
o    Operating interruptions,
o    The timing and amounts of insurance recoveries,
o    The ability of the Company to renew or refinance credit facilities,
o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
o    The introduction of trade barriers,
o    Potential difficulties in integrating completed or future acquisitions,
o Decisions to sell operating assets other than in the ordinary course of business,
o    Uncertainties associated with new product development,
o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,
o    Environmental matters,
o    Government laws and regulations and possible changes therein,
o    The ultimate resolution of pending litigation, and
o    Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by GAAP, the Company has disclosed certain non-GAAP information the Company believes provides useful information to investors:

o The Company discloses percentage changes in Kronos' average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of relative changes in average TiO2 selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average TiO2 selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.
o The Company discloses segment profit, which is used by the Company's management to assess the performance of its component products operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company's operations in the same way that the Company's management assesses performance. The Company defines segment profit as income before income taxes, interest expense and certain general corporate items. Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company's operations.

NL Industries, Inc. is engaged in the component products (precision ball bearing slides, security products and ergonomic computer support systems), chemicals (titanium dioxide pigments) and other businesses.




                               NL INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                   Three months ended March 31, 2005 and 2006
                    (In millions, except earnings per share)


                                                               --------------------
                                                                 2005        2006
                                                                 ----        ----

Net sales                                                      $   46.8    $   47.0
Cost of sales                                                      36.6        35.4
                                                               --------    --------

   Gross margin                                                    10.2        11.6

Selling, general and administrative expense                         6.1         6.7
Other operating income (expense):
   General corporate expenses, net                                 (5.8)       (4.1)

   Insurance recoveries                                              -          2.2
   Other income                                                      .2          -
                                                               --------    --------

     Income from operations                                        (1.5)        3.0

General corporate items:
   Interest and dividend income from affiliates                      .6          .5
   Other interest income                                             .9          .9
   Securities transactions gains, net                              14.6          .1
   Interest expense                                                 (.1)        (.1)
                                                               --------    --------

                                                                   14.5         4.4
Equity in earnings of Kronos Worldwide, Inc.                        7.8         5.3
                                                               --------    --------

     Income from continuing operations before
      income taxes and minority interest                           22.3         9.7

Provision for income taxes                                          6.8         2.5
Minority interest in after-tax earnings                              .7          .7
                                                               --------    --------

     Income from continuing operations                             14.8         6.5

Discontinued operations                                             (.3)         -
                                                               --------    --------

     Net income                                                $   14.5    $    6.5
                                                               ========    ========

Basic and diluted earnings per share:
   Continuing operations                                       $    .31    $    .13
   Discontinued operations                                         (.01)        -
                                                               --------    --------

     Net income                                                $    .30    $    .13
                                                               ========    ========

Weighted-average shares used in the
  calculation of earnings per share:
   Basic shares                                                   48.5        48.6

   Dilutive impact of stock options                                 .1          -
   Diluted shares                                                 48.6        48.6




                               NL INDUSTRIES, INC.
                       RECONCILIATION OF SEGMENT PROFIT TO
                             INCOME FROM OPERATIONS
                                   (Unaudited)

                   Three months ended March 31, 2005 and 2006
                                  (In millions)


                                                               --------------------
                                                                 2005        2006
                                                                 ----        ----

   Segment profit - component products                         $    4.1    $    4.8
   Insurance recoveries                                              -          2.2
   Corporate expense                                               (5.8)       (4.1)
   Other, net                                                        .2          .1
                                                               --------    --------

   Income from operations                                      $   (1.5)   $    3.0
                                                               ========    ========



                               NL INDUSTRIES, INC.
                     RECONCILIATION OF PERCENTAGE CHANGE IN
                       KRONOS' AVERAGE TiO2 SELLING PRICES
                                   (Unaudited)


                                                                  Three months ended
                                                                       March 31,
                                                                     2006 vs. 2005
                                                                  ------------------

Percentage change in average selling prices:
    Using actual foreign currency exchange rates                          -3%
    Impact of changes in foreign currency exchange rates                  +5%
                                                                          ---
    In billing currencies                                                 +2%
                                                                          ===